Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated April 9, 2013

J.P. Morgan ETF Efficiente DS 5 Index

Performance Update - April 2013

OVERVIEW

The J.P.Morgan ETF Efficiente DS 5 Index (the "Index") is a J.P. Morgan strategy that seeks to generate returns through tracking the excess returns of exchange traded funds ("ETFs") and a cash index to provide exposure to a broad range of asset classes and geographic regions. The index targets 5% volatility on a daily basis by varying the exposure it takes to a basket of 12 ETFs and a cash index whose weights are allocated monthly in accordance with a rules-based methodology
(the "Monthly Reference Portfolio"). The Index increases its exposure to the
Monthly Reference Portfolio when the volatility of the portfolio decreases and decreases the exposure when the volatility of the Monthly Reference Portfolio increases. The Index levels incorporate a daily deduction fee of 1.00% per annum.

Hypothetical and Actual Historical Performance -March 31, 2003 to March 28,
2013
[GRAPHIC OMITTED]

Hypothetical and Actual Historical Volatility --September 30, 2003 to March 28,
2013
[GRAPHIC OMITTED]

Key Features

[]Exposure to developed market equities, bonds, emerging markets, alternative investments and inflation

[]The weights of the Monthly Reference Portfolio constituents are determined monthly based on a rules-based methodology that targets an annualized volatility of 5% or less

[]The Index targets a volatility of 5% on a daily basis using a mechanism that varies the exposure of the Index to the Monthly Reference Portfolio, based on historical volatility, and reflects the weighted performance of its underlying assets in excess of a cash index

[]Index levels published on Bloomberg under the ticker EEJPDS5E

Recent Index Performance

                     March 2013 February 2013 January 2013 Year-To-Date
-------------------- ---------- ------------- ------------ ------------
Historical Return(1)   0.42%       0.21%        -0.51%        0.12%
-------------------- ---------- ------------- ------------ ------------

1. Year to date performance of the Index from the first business day of the current calendar through, and including, March 29, 2013

Recent Index Composition

                                           iShares MSCI  iShares     iShares IBOXX                                     iShares JP iShares SandP                          iShares       JPMorgan
               SPDR SandP 500  iShares     EAFE Index   Barclays 20+ INV GR Corp   iShares IBOXX iShares MSCI Emerging Morgan EM GSCI Cmdty-   SPDR Gold iShares DJ US Barclays TIPS Cash Index
                  ETF Trust   Russell 2000   Fund        Year TR       Bond        H/Y CORP BOND    Mkt Index          Bond Fund  Indexed Trust  Trust    Real Estate     Bond        USD 3 Month
---------------- ------------ ------------ ------------ ------------ ------------- ------------- --------------------- ---------- ------------- --------- ------------- ------------- -----------
March 13 2013     0.0%        10.0%        20.0%        15.0%         0.0%          20.0%            0.0%               0.0%       0.0%         0.0%      20.0%          0.0%         15.0%
---------------- ------------ ------------ ------------ ------------ ------------- ------------- --------------------- ---------- ------------- --------- ------------- ------------- -----------
February 13 2013  0.0%        10.0%        20.0%         0.0%         20.0%         20.0%            0.0%              20.0%       0.0%         0.0%       5.0%          5.0%          0.0%
---------------- ------------ ------------ ------------ ------------ -------------                                     ---------- ------------- --------- ------------- ------------- -----------

                                                                   April 9, 2013

Comparative Hypothetical and Historical Total Returns (%), Volatility (%) and
Correlation -- March 28, 2013

                              3 Year Annualized 5 Year Annualized 10 Year Annualized 10 Yrear Annualized 10 Year Sharpe 10 Year     3 Year Average 5 Year Average 10 Year Average
                                Return            Return             Return            Volatility          Ratio        Correlation Leverage       Leverage       Leverage
----------------------------- ----------------- ----------------- ------------------ ------------------- -------------- ----------- -------------- -------------- ---------------
ETF Efficiente DS 5 Index        7.94%             6.58%             7.50%              5.57%              1.35         100.00%      109.39%        108.38%         104.88%
----------------------------- ----------------- ----------------- ------------------ ------------------- -------------- ----------- -------------- -------------- ---------------
SandP 500 (Excess Return)        9.67%             2.45%             3.77%              20.57%             0.18          29.16%
----------------------------- ----------------- ----------------- ------------------ ------------------- -------------- ----------- -------------- -------------- ---------------
Barclays Aggregate Bond Index    4.91%             4.22%             2.57%              3.86%              0.67          27.29%
(Excess Return)

Notes

Hypothetical, historical performance measures: Represents the performance of the
Index based on the hypothetical back-tested closing levels from March 31, 2003 through September 24, 2012 and actual performance from September 25, 2012 to
March 28, 2013.

For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically
(not compounded). The "SandP 500 Index (Excess Return)" and "Barclays Aggregate
Bond Index (Excess Return)" refer to hypothetical indices constructed from the returns of the relevant index with the returns of the Cash Index deducted. There is no guarantee the ETF Efficiente DS 5 Index will outperform the SandP 500
Index (Excess Return), the Barclays Aggregate Bond Index (Excess Return) or any
alternative investment strategy. Sources: Bloomberg and JPMorgan.

Leverage: Leverage refers to the exposure of the Index to the Monthly Reference
Portfolio, ranging from 0% to 150%. The leverage is determined by dividing the
5% target volatility by the historical 1-month volatility of the Monthly
Reference Portfolio. These monthly leverage calculations are then added and the sum is divided by the number of months in the relevant measurement period. The exposure increases when the 1-month volatility of the Monthly Reference
Portfolio decreases, and decreases when the volatility increases, employing leverage up to 150% when the volatility is less than 5%.

Correlation: Correlation refers to the performance of the relevant index to the
ETF Efficiente DS 5 Index, calculated based on the ten year annualized return.

Volatility: Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since March 31, 2003. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the ETF Efficiente DS 5 Index, SandP 500 Index (Excess
Return), and the Barclays Aggregate Bond Index (Excess Return). The Sharpe
Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

For time periods prior to the launch of any ETF included in the Index and such
ETF's initial satisfaction of a minimum liquidity standard, the hypothetical back-testing uses alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than performance information for such ETF.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and JPMorgan.

Key Risks

There are risks associated with a momentum-based investment strategy--The Index employs a mathematical model intended to implement what is known as a momentum based strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This Index is different from a strategy that seeks long-term exposure to a portfolio with fixed weights. The Index may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.

The Index may not achieve its target volatility-- The exposure of the Index to the synthetic portfolio of Basket Constituents is determined by a two-step process composed of 1) a monthly selection process to determine the weighting assigned to each Basket Constituent in the synthetic portfolio, and 2) a daily adjustment of the exposure to the synthetic portfolio intended to achieve a target annualized volatility of 5% on a daily basis. The monthly weights and daily adjustments are based on the historical volatility of the synthetic portfolio and are subject to certain constraints. However, there is no guarantee that historical trends will continue in the future. Accordingly, the actual realized annualized volatility of the Index may be greater than or less than 5%, which may adversely affect the level of the Index.

The daily adjustment of the exposure of the index to the synthetic portfolio of basket constitutents may impact performance -- Due to the daily exposure adjustments, the Index may fail to realize gains due to price appreciation of the synthetic portfolio at a time when the exposure is less than 100% or may suffer increased losses due to price depreciation of the synthetic portfolio when the exposure is above 100%. As a result, the Index may underperform an index that does not include a daily exposure adjustment.

The Index may be partially uninvested -- The aggregate weight of the Cash Index at any given time represents the portion of the synthetic portfolio that is uninvested. In addition, when the exposure of the Index to the synthetic portfolio is less than 100%, a portion of the synthetic portfolio will be uninvested. The Index will reflect no return for any uninvested portion.

Our affiliate, J.P. Morgan Securities plc, is the calculation agent for the
Index and may adjust the Index in a way that affects its level--The policies and judgments for which J.P. Morgan Securities plc, is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. J.P. Morgan Securities plc is under no obligation to consider your interest as an investor with returns linked to the Index.

The Index may not be successful and may not outperform any alternative strategy.

The Index comprises notional assets and liabilities and therefore there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

The Index rebalances monthly and applies weighting caps to the Basket
Constituents and sectors.

The Index may be subject to increased volatility due to the use of leverage.

Changes in the value of the Basket Constituents may offset each other, and correlation of performances among the Basket Constituents may reduce the performance of the Index.

An investment in securities linked to the Index is subject to risks associated with non-U.S. markets, including emerging markets, and is subject to currency exchange risk.

The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and/or underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.
For more information on the Index and for additional key risk information see
Page 13 of the Strategy Guide at

http://www.sec.gov/Archives/edgar/data/19617/000095010313002227/crt_dp37444-fwp
..pdf

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Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

J.P. Morgan Structured Investments | 800 576 3529 |
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